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UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 20, 2009

CONSECO, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31792	75-3108137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11825 North Pennsylvania Street
Carmel, Indiana  46032
(Address of Principal Executive Offices) (Zip Code)

(317) 817-6100
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since
 Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On November 20, 2009, Conseco, Inc. (the "Company") announced a new agreement under which its Bankers Life and Casualty Company subsidiary (“Bankers Life”) will coinsure, with an effective date of October 1, 2009, about 237,000 life insurance policies with Wilton Reassurance Company (“Wilton Re”).  Wilton Re will pay a ceding commission of approximately $45 million and 50% coinsure these policies, which will continue to be administered by Bankers Life.

In the transaction, Bankers Life will transfer to Wilton Re approximately $95 million in investment securities and policy loans and $140 million of statutory policy and other liabilities.  The transaction, which is subject to the approval of insurance regulators in Illinois and Wisconsin, is expected to be completed in the fourth quarter of 2009.

As a result of the transaction, the Company expects to record an increase to its deferred tax valuation allowance of approximately $19 million in the fourth quarter of 2009.  The Company also expects to record a pre-tax deferred cost of reinsurance of approximately $30 million, which, in accordance with generally accepted accounting principles (“GAAP”), will be amortized over the life of the block, reducing quarterly pre-tax income from operations by approximately $.5 million.  In addition, the Company's future GAAP income from operations will be reduced by the earnings from the portion of the block that is coinsured; such pre-tax earnings before overhead were approximately $2 million in the third quarter of 2009.

The Company is furnishing the information in this Current Report on Form 8-K and in Exhibit 99.1 to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01(d).	Financial Statements and Exhibits.

The following materials are furnished as exhibits to this Current Report on Form 8-K:

99.1	Press release of Conseco, Inc. dated November 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSECO, INC.

Date: November 20, 2009
	By:	/s/ John R. Kline
John R. Kline
Senior Vice President and Chief Accounting Officer